Exhibit 99(k)
[Ohio National Financial Services Letterhead]
November 4, 2008
The Board of Directors
Ohio National Life Assurance Corporation
One Financial Way
Cincinnati, Ohio 45242
Re: Ohio National Variable Account R (1940 Act File No. 811-04320; 33 Act File No. 333-153020)
Ladies and Gentlemen:
With reference to the above-mentioned registration statement on Form N-6 (“Registration Statement”) filed by Ohio National Life Assurance Corporation (the “Company”), as depositor, and Variable Account R, as Registrant, with the Securities and Exchange Commission covering the Individual, Flexible Premium Variable Life Insurance Policy described therein, it is my opinion that:
1.	The Company is duly organized and existing under the laws of the State of Ohio.

2.	The Registrant has been duly created and is validly existing as a separate account pursuant to Ohio law.

3.	The policies, when issued as contemplated by the Registration Statement, will be legal and binding obligations of the Company in accordance to their terms.
In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Katherine L. Carter

Katherine L. Carter
Assistant Counsel